Invesco PowerShares

PowerShares Xchange Traded Notes

DXO PowerShares DB **Crude Oil Double Long** ETN
OLO PowerShares DB **Crude Oil Long** ETN
SZO PowerShares DB **Crude Oil Short** ETN
DTO PowerShares DB **Crude Oil Double Short** ETN

Filed pursuant to Rule 433
Registration Statement 333-137902
Dated 16 June 2008

Index data as of 31 March 2008

Description

The PowerShares DB Crude Oil Double Long Exchange Traded Note (Symbol: DXO), PowerShares DB Crude Oil Long Exchange Traded Note (Symbol: OLO), PowerShares DB Crude Oil Short Exchange Traded Note (Symbol: SZO) and PowerShares DB Crude Oil Double Short Exchange Traded Note (Symbol: DTO), (collectively, the "DB Crude Oil ETNs") are the first United States exchange traded products that provide investors with a cost-effective and convenient way to take a long, short or leveraged view on the performance of an oil-based commodity index.

All of the PowerShares DB Crude Oil ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index - Oil, which is composed of certain crude oil futures contracts. The Long and Double Long ETNs are based on the Optimum Yield™ version of the Index, and the Short and Double Short ETNs are based on the standard version of the index.

Growth of $10,000[1]


Index +2x levered
Index +1x levered
Index -1x levered
Index -2x levered
$1.1M
$1M
$900k
$800k
$700k
$600k
$500k
$400k
$300k
$200k
$100k
$0k
$1,081,106
$202,670
$536
$3
'93
'94
'95
'96
'97
'98
'99
'00
'01
'02
'03
'04
'05
'06
'07
'08

Index History (%)[1]

	1 Year	3 Year	5 Year	10 Year	Inception
Index					
Deutsche Bank Liquid Commodity Index-Optimum Yield Oil™ **+2x Levered**	88.12	32.01	73.02	52.76	
Deutsche Bank Liquid Commodity Index-Optimum Yield Oil™ **+1x Levered**	42.77	19.83	36.83	29.44	
Deutsche Bank Liquid Commodity Index-Oil™ **-1x Levered**	-36.79	-8.42	-21.54	-23.30	
Deutsche Bank Liquid Commodity Index-Oil™ **-2x Levered**	-65.46	-25.05	-45.27	-51.02	
Comparative Indexes					
S&P 500 Index	-5.08	5.85	11.32	3.50	
Lehman US Aggregate Bond Index	7.67	5.48	4.58	6.04	

Source: DB, Bloomberg

[1] Index history is for illustrative purposes only and does not represent actual PowerShares DB Crude Oil ETN performance. ETN hypothetical historical performance is based on a combination of the monthly returns from the relevant Commodity Index (as defined below) plus the monthly returns from the DB 3-Month T-Bill Index (the "T-Bill Index"), resetting monthly as per the formula applied to the PowerShares DB Crude Oil ETNs, less the investor fee. Index history for the Long and Double Long ETNs is based on the Deutsche Bank Liquid Commodity Index - Optimum Yield Crude Oil™, and index history for the Short and Double Short ETNs is based on the standard version of the Deutsche Bank Liquid Commodity Index - Light Crude™ (the "Commodity Indexes"). The Commodity Indexes are intended to reflect changes in the market value of certain crude oil futures contracts. The T-Bill Index is intended to approximate returns from investing in 3-month United States Treasury bills on a rolling basis.

Index history does not reflect any transaction costs or expenses. Indexes are unmanaged, and you cannot invest directly in an index. Past performance does not guarantee future results. For current index and PowerShares DB Crude Oil ETN performance, go to www.powersharesetns.com or http://dbfunds.db.com/notes.

[2] The PowerShares DB Crude Oil ETNs are not rated but rely on the ratings of their issuer, Deutsche Bank AG, London Branch. Credit ratings are subject to revision or withdrawal at any time by the assigning rating organization, which may have an adverse effect on the marketability or market price of the PowerShares DB Crude Oil ETNs.

An investment in the PowerShares DB Crude Oil ETNs involves risks, including possible loss of principal. For a description of the main risks, see "Risk Factors" in the applicable pricing supplement.

Not FDIC Insured - No Bank Guarantee - May Lose Value

DB Crude Oil ETN & Index Data

Ticker symbols	
Crude Oil Double Long	DXO
Crude Oil Long	OLO
Crude Oil Short	SZO
Crude Oil Double Short	DTO
Intraday indicative value symbols	
Crude Oil Double Long	DXOIV
Crude Oil Long	OLOIV
Crude Oil Short	SZOIV
Crude Oil Double Short	DTOIV
CUSIP symbols	
Commodity Double Long	25154K882
Commodity Long	25154K866
Commodity Short	25154K874
Commodity Double Short	25154K809
Details	
ETN price at listing	$25.00
Inception date	6/16/08
Maturity date	7/01/38
Yearly investor fee	0.75%
Listing exchange	NYSE Arca
DB Optimum Yield™ Crude Oil Index	DBLCOCLT
DB Standard Crude Oil Index	DBRCLTR
Issuer	
Deutsche Bank AG, London Branch	
Long-term Unsecured Obligations[2]	
S&P rating	AA
Moody's rating	Aa1

www.powersharesetns.com | dbfunds.db.com/notes 800.983.0903 | 877.369.4617

Filed pursuant to Rule 433
Registration Statement 333-137902
Dated 16 June 2008
Index data as of 31 March 2008

DXO     PowerShares DB Crude Oil Double Long ETN
OLO     PowerShares DB Crude Oil Long ETN
SZO     PowerShares DB Crude Oil Short ETN
DTO     PowerShares DB Crude Oil Double Short ETN

Index data as of 31 March 2008
--------------------------------------------------------------------------------
Volatility (%)(1)
--------------------------------------------------------------------------------
                                             Index    Index    Index   Index
                                              +2x      + 1x      -1x     -2x
1year                                        45.05    22.50    27.40   54.78
3year                                        45.71    22.83    26.69   53.34
5year                                        46.37    23.13    27.86   55.61
10year                                       52.26    26.11    33.52   67.02
Since inception
--------------------------------------------------------------------------------

10 year historical correlation(1), (3)
-----------------------------------------
                               Lehman
                     S&P 500   US Agg
Index +2x               0.03    -0.04
Index +1x               0.03    -0.04
Index -1x               0.01    -0.02
Index -2x               0.01    -0.03
-----------------------------------------

Annual index performance (%)(1)
-------------------------------------------------------------------
           Index             Index          Index            Index
            + 2x               +1x            -1x              -2x
1994       13.44              9.40         -27.41           -52.84
1995       59.92             31.25         -20.25           -41.42
1996      300.37            113.38         -53.14           -81.65
1997      -46.02            -23.24          47.17            98.02
1998      -65.64            -38.32          75.15           156.52
1999      220.42             92.35         -61.70           -91.23
2000       60.73             37.85         -38.26           -71.50
2001       -8.17             -1.28          31.86            58.60
2002       93.91             42.82         -42.48           -71.55
2003       83.96             39.90         -29.41           -55.28
2004      150.36             64.81         -38.56           -67.75
2005       96.49             46.36         -19.44           -41.25
2006       -5.65              1.57          22.56            36.16
2007       74.65             38.05         -33.15           -61.35
2008 ytd   14.31              7.67          -7.44           -16.02
-------------------------------------------------------------------

What are the PowerShares DB Crude Oil ETNs?

The PowerShares DB Crude Oil ETNs are senior unsecured obligations issued by
Deutsche Bank AG, London Branch that are linked to a total return version of a
Deutsche Bank crude oil index. The Long and Double Long ETNs are linked to the
Deutsche Bank Liquid Commodity Index - Crude Oil Optimum YieldTM, and the Short
and Double Short ETNs are linked to the standard version of the Deutsche Bank
Liquid Commodity Index. Both indexes are designed to reflect the performance of certain crude oil futures contracts. The Optimum YieldTM version of the index attempts to minimize the negative effects of contango and maximize the positive effects of backwardation by applying flexible roll rules to pick a new futures contract when a contract expires. The standard version of the index, which does not attempt to minimize the negative effects of contango and maximize the positive effects of backwardation, uses static roll rules that dictate that an expiring futures contract must be replaced with a contract having a pre-defined expiration date.

Investors can buy and sell the PowerShares DB Crude Oil ETNs at market price on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees.
Investors may redeem the PowerShares DB Crude Oil ETNs in blocks of no less than
200,000 securities and integral multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement which may include a fee of up to $0.03 per security. Deutsche Bank may accelerate the ETN upon the occurence of a regulatory event, as described in the pricing supplement.

Benefits & Risks of PowerShares DB ETNs

ETNs are some of the more benefit-rich investment vehicles available in the marketplace today.

Benefits                          Risks
o   Leveraged and short notes     o Non-principal protected
o   Low cost                      o Leveraged losses
o   Intraday access               o Subject to an investor fee
o   Listed                        o Limitations on repurchase
o   Transparent                   o Concentrated exposure
o   Tax treaoent(4)               o Acceleration risk
--------------------------------------------------------------------------------

(3)  The S&P 500 is an unmanaged index used as a measurement of change in stock market conditions based on the performance of a specified group of common stocks. The Lehman Aggregate Total Return Bond Value Unhedged USD Index is
     a measurement of change in bond market conditions based on the performance of a specified group of bonds. Correlation is a measure of similarity in performance.

(4)  Deutsche Bank AG, London Branch and its affiliates do not provide tax advice, and nothing contained herein should be construed to be tax advice.
     Please be advised that any discussion of U.S. tax matters contained herein
     (including attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax related penalties and (ii) was written to support the promotion or marketing of the transactions or matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

Long, Short, and Leveraged exposure to commodity has never been easier.

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents filed by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
www.powersharesetns.com | dbfunds.db.com or EDGAR on the SEC website at
www.sec.gov. Alternatively, you may request a prospectus by calling 800.983.0903
| 877.369.4617, or you may request a copy from any dealer participating in this offering.

The PowerShares DB Crude Oil ETNs (the "Securities")) are unsecured obligations of Deutsche Bank AG, London Branch, and the amount due on the Securities is entirely dependant on Deutsche Bank AG, London Branch's ability to pay. The rating of Deutsche Bank AG, London Branch does not address, enhance or affect the performance of the DB Crude Oil ETNs other than Deutsche Bank AG, London
Branch's ability to meet its obligations. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the Securities include limited portfolio diversification, uncertain principal repayment, trade price fluctuations, illiquidity, and leveraged losses. Investing in the Securities is not equivalent to a direct investment in the index or index components. The investor fee will reduce the amount of your return at maturity or upon redemption of your Securities even if the value of the relevant index has increased. If at any time the redemption value of the
Securities is zero, your Securities will expire worthless. Deutsche Bank may accelerate the securities upon a regulatory event affecting the ability to hedge the securities. An investment in the PowerShares DB Crude Oil ETNs may not be suitable for all investors.

The Securities may be sold throughout the day on NYSE Arca through any brokerage account. There are restrictions on the minimum number of units that you may redeem directly with Deutsche Bank AG, London Branch, as specified in the prospectus. Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the Securities. Sales in the secondary market may result in losses.

The PowerShares DB Crude Oil ETNs are concentrated in crude oil futures contracts. The market value of the Securities may be influenced by many unpredictable factors, including, among other things, volatile agriculture prices, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions. The DB Crude Oil ETNs are concentrated in a single commodity, are speculative, and generally will exhibit higher volatility than commodity products linked to more than one commodity.

The PowerShares DB Crude Oil Double Long ETN and DB Crude Oil Double Short ETN
are both leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

(C) 2008 Invesco PowerShares Capital Management LLC

www.powersharesetns.com | dbfunds.db.com/notes 800.983.0903 | 877.369.4617